                                                                      EXHIBIT 12


                             WASTE MANAGEMENT, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)


                                                             Nine Months Ended September 30,
                                                             -------------------------------
                                                                 2000               1999
                                                             ------------       ------------
Income before income taxes and minority interests            $    183,427       $   (125,327)
                                                             ------------       ------------
Fixed charges deducted from income:
   Interest expense                                               588,260            549,702
   Implicit interest in rents                                      49,371             46,884
                                                             ------------       ------------
                                                                  637,631            596,586
                                                             ------------       ------------
      Earnings available for fixed charges                   $    821,058       $    471,259
                                                             ============       ============


Interest expense                                             $    588,260       $    549,702
Capitalized interest                                               15,196             29,708
Implicit interest in rents                                         49,371             46,884
                                                             ------------       ------------
      Total fixed charges                                    $    652,826       $    626,294
                                                             ============       ============
      Ratio of earnings to fixed charges                              1.3X               N/A(1)
                                                             ============       ============


(1) The ratio of earnings to fixed charges for 1999 was less than a one-to-one ratio. Additional earnings available for fixed charges of $155.0 million were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $111.3 million and unusual items of $700.0 million related primarily to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998.